EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Registrant owned 100% of the outstanding stock of the following companies as of December 31, 2015, except as noted:

Name	State of Formation

Atlantic States Insurance Company	Pennsylvania

Southern Insurance Company of Virginia	Virginia

Le Mars Insurance Company	Iowa

The Peninsula Insurance Company	Maryland

Peninsula Indemnity Company*	Maryland

Donegal Financial Services Corporation**	Delaware

Union Community Bank ***	Pennsylvania

Sheboygan Falls Insurance Company	Wisconsin

Michigan Insurance Company	Michigan

*	Wholly owned by The Peninsula Insurance Company.
**	Registrant owns 48.2%. Donegal Mutual Insurance Company owns 51.8%.
***	Wholly owned by Donegal Financial Services Corporation.